GMAC Financial Services Reports Preliminary Third Quarter 2009 Financial Results
▪	Third quarter net loss of $767 million
▪	Net loss from continuing operations of $671 million
▪	Focus remains on strengthening strategic operations and exiting non-strategic assets
▪	Originated $7.7 billion and $15.9 billion of auto and mortgage loans, respectively
▪	Launched dealer rewards program to promote growth in auto-related operations
▪	Re-entered ABS market with TALF-eligible transactions and participated in the TLGP with debt offering
▪	Ally Bank increased total deposits by $2.3 billion
▪	Tier 1 capital ratio was 14.4 percent

NEW YORK – GMAC Financial Services today reported a third quarter 2009 net loss of $767 million, compared to a net loss of $2.5 billion in the third quarter of 2008.  Results in the quarter were adversely affected by losses related to legacy assets in the mortgage operations.

During the quarter, certain business lines were classified as discontinued operations.  These businesses, which include GMAC’s U.S. consumer property and casualty insurance business and three international automotive financing operations, have been removed from the company’s continuing operations.  Excluding these businesses, net loss from continuing operations totaled $671 million in the third quarter of 2009, compared to $2.5 billion in the comparable prior year period.  Continuing operations in the quarter were affected by several significant items, including:

▪	$515 million mortgage repurchase reserve expense;
▪	$161 million loss provision on resort finance assets;
▪	$309 million original issue discount amortization expense related to the December 2008 bond exchange;
▪	$79 million legacy mortgage provision expense;
▪	$292 million tax benefit on operating losses;
▪	$155 million mark-to-market gain on auto retained interests; and
▪	$23 million net recovery on commercial and international portfolio marks/write-downs.

Excluding these items, GMAC’s net loss from continuing operations in the third quarter was $77 million.

Third Quarter Financial Highlights
($ in millions)

  Pre-tax Income/(Loss) From Continuing Operations by Segment
				Increase/(Decrease) vs.
	3Q 09	2Q 09	3Q 08	2Q 09	3Q 08
Automotive Finance – North America	$345	$302	$(323)	$43	$668
Automotive Finance – International	50	45	(56)	5	106
Global Automotive Finance	395	347	(379)	48	774
Insurance	81	95	73	(14)	8
Mortgage Operations	(747)	(2,044)	(1,949)	1,297	1,202
Corporate and Other[1]	(692)	(616)	(384)	(76)	(308)
Pre-tax loss from continuing operations	(963)	(2,218)	(2,639)	1,255	1,676
Income tax expense (benefit)	(292)	1,099	(101)	(1,391)	(191)
Discontinued Operations[2]	(96)	(586)	15	490	(111)
Net income (loss)	$(767)	$(3,903)	$(2,523)	$3,136	$1,756

1 Corporate and Other segment includes Commercial Finance, equity investments, amortization of original issue discount from GMAC bond exchange, and other corporate activities.
2 Discontinued Operations currently includes: U.S. consumer property and casualty insurance (Insurance segment); Argentina operations, U.K. full-service leasing and Italy full-service leasing from International Operations (Global Automotive Finance segment).  Other businesses may be included in discontinued operations in the future.

“We continue to work through solutions for certain legacy assets and that is still weighing on GMAC’s financial performance,” said GMAC Chief Executive Officer Alvaro G. de Molina.  “Progress is being made toward the transformation of the company as we shed non-strategic operations while at the same time invest in structuring the company to be more competitive for the long term.”

“Our focus is on growing operations where we can leverage our strengths,” said de Molina.  “We have made major strides in bringing the Chrysler business on line, we launched a competitive dealer program that leverages our full suite of auto products, and Ally Bank continues to attract customers.”

Liquidity and Capital

GMAC’s consolidated cash and cash equivalents were $14.2 billion as of Sept. 30, 2009, down from $18.7 billion at June 30, 2009.  Included in the consolidated cash and cash equivalents balance are: $919 million at Residential Capital, LLC (ResCap); $5.0 billion at Ally Bank, which excludes $5.2 billion of intercompany overnight funds on deposit at Ally Bank; and $75 million at the insurance business.  The decrease in consolidated cash reflects investment into high quality debt securities and the repayment of unsecured debt maturities.

GMAC’s total equity at Sept. 30, 2009 was $24.9 billion, down from $26.0 billion at June 30, 2009.  Total equity was marginally lower primarily due to the net loss in the quarter and the payment of preferred dividends.  GMAC’s preliminary third quarter Tier 1 capital ratio was 14.4 percent, and the Tier 1 common capital ratio was 6.1 percent.  The increase in the Tier 1 capital ratio is the result of the company’s continued effort to de-risk and de-lever.

Ally Bank and ResMor Trust continue to enhance GMAC’s funding flexibility through growth in deposits.  Ally Bank and ResMor Trust deposits, excluding $5.2 billion of certain intercompany amounts, increased in the third quarter to $28.8 billion as of Sept. 30, 2009, from $26.3 billion at June 30, 2009.  Retail deposits at Ally Bank were $15.9 billion at quarter-end, compared to $14.5 billion at the end of second quarter 2009.  Brokered deposits at Ally Bank increased to $9.5 billion at quarter-end, compared to $8.7 billion at the end of second quarter 2009.

In September, GMAC re-entered the asset-backed securities (ABS) market with a $941 million Ally Bank auto securitization offering that was eligible for the Term Asset-Backed Securities Loan Facility (TALF).  This marked the first time GMAC or Ally Bank sponsored a TALF-eligible security, and the first time Ally Bank entered the ABS market with an auto transaction.  This month Ally Bank sponsored another similar auto securitization for $885 million.  Ally Bank continues to be a key component of GMAC’s funding strategy, as exemplified by these transactions and the deposit growth.

Further enhancing GMAC’s liquidity position, the company completed on Oct. 28, 2009 an offering for $2.9 billion of senior fixed rate notes guaranteed by the Federal Deposit Insurance Corporation (FDIC) pursuant to the FDIC Temporary Liquidity Guarantee Program (TLGP).

Global Automotive Finance

GMAC’s global automotive finance business reported third quarter 2009 pre-tax income from continuing operations of $395 million, compared to a pre-tax loss from continuing operations of $379 million in the comparable prior year period.  Continuing operations in the segment excludes certain discontinued operations, which consist of automotive finance operations in Argentina and full-service leasing operations in the U.K. and Italy.   Continuing operations in the segment were driven by the continued normalization of origination volumes, credit improvement and used vehicle prices.

Total consumer financing originations during the third quarter of 2009 were $7.7 billion, which included $6.8 billion of new originations, approximately $800 million of used originations and approximately $100 million of new leases.  Third quarter 2008 consumer financing originations totaled $13.3 billion, which included $9.2 billion of new originations, $2.0 billion of used originations and $2.1 billion of new leases/retail balloon contracts.  Originations were lower compared to the prior year primarily due to a decrease in U.S. vehicle sales and lower leasing levels.  Consumer financing origination levels continued to trend upward on a sequential basis as originations were up 26 percent from $6.1 billion in the second quarter of 2009.  The increase from last quarter includes improved pricing competitiveness, an increase in Chrysler originations and the effect of the “cash-for-clunkers” program.

GMAC continues to make significant progress in extending financing to Chrysler dealers and customers.  During third quarter 2009, the company originated approximately $720 million of Chrysler retail loans, versus approximately $200 million in the previous quarter.  GMAC’s penetration of U.S. retail sales for Chrysler improved to 21 percent for the month of September, compared to 10 percent in June 2009.  In addition, GMAC’s outstanding balance for wholesale financing of Chrysler dealers was approximately $3.3 billion at Sept. 30, 2009.  Chrysler wholesale penetration was 67 percent in the U.S. and 85 percent in Canada at Sept. 30, 2009.

On Oct. 1, 2009, GMAC introduced Ally Dealer Rewards, a program designed to drive business volumes by providing benefits to dealers that consistently use the company’s comprehensive suite of automotive products and services, including new and used retail financing, wholesale financing, insurance products and remarketing services.  The program is currently only available to GM and Chrysler dealers in the U.S., but there are plans to expand the program in the future.

Credit losses increased in the third quarter of 2009 to 3.29 percent of managed retail assets, versus 1.56 percent in the third quarter of 2008.  The increase is primarily due to a standardization of the company’s charge-off policy to conform to regulatory requirements, the effect of a smaller asset base, and the underlying performance of certain subprime portfolios.  Lower loss severities in North America have partially offset weak economic trends.  Excluding the effect of the change in the charge-off policy, credit losses would have been 2.19 percent of managed retail assets in the third quarter of 2009.

Delinquencies, defined as contracts more than 30-days past due, also increased to 3.76 percent in the third quarter of 2009, compared to 2.77 percent in the third quarter of 2008 and 3.48 percent in the second quarter of 2009.  Delinquency trends have been negatively affected by higher unemployment and a smaller asset portfolio in North America and Europe.

Insurance

GMAC’s insurance business reported pre-tax income from continuing operations of $81 million in the third quarter of 2009, compared to $73 million in the prior year period.  Continuing operations in the segment excludes the U.S. consumer property and casualty insurance business, which has been classified as discontinued operations.  The increase in pre-tax income from continuing operations reflects higher investment income, partially offset by lower premiums resulting from the sale of GMAC’s reinsurance unit in October 2008, lower volumes in dealer-related products due to lower automotive industry sales, and lower volumes from our international business.

Following a comprehensive strategic review of the insurance business, GMAC reached an agreement to sell its U.S. consumer property and casualty insurance business to American Capital Acquisition Corporation on Oct. 16, 2009.  This business includes GMAC’s U.S. automobile, commercial vehicle, motorcycle and recreational vehicle insurance offerings.  The dealer-related insurance business, which includes extended service contracts and insurance for auto dealer inventories, is not affected by this transaction and remains a strategic component of GMAC’s automotive financial services platform.  The transaction is expected to close in the first quarter of 2010, subject to regulatory approval and other customary closing conditions.

The fair value of the insurance investment portfolio was $5.2 billion at Sept. 30, 2009, compared to $6.6 billion at Sept. 30, 2008, with the decrease being primarily attributable to the sale of GMAC’s reinsurance unit.

Mortgage Operations

Mortgage operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, reported a pre-tax loss from continuing operations of $747 million during third quarter 2009, versus a pre-tax loss from continuing operations of $1.9 billion in the comparable prior year period.  While credit provisions have begun to moderate, segment results were negatively impacted by an expense of $515 million during third quarter 2009 to increase repurchase reserves.  Losses were partially offset by stronger net revenue driven by improved core business margins and higher net servicing revenue.

Mortgage loan production in the third quarter of 2009 was $15.9 billion, compared to $18.8 billion in the second quarter of 2009 and $11.9 billion in the third quarter of 2008.  Production for the quarter was driven by prime conforming and government loans, with a limited amount of high quality jumbo loans.  Originations were down slightly from last quarter due to lower industry refinancing volume.

As part of its loss mitigation efforts, GMAC continues to participate in the Home Affordable Modification Program (HAMP), which was created to assist struggling homeowners. Through HAMP, the company had extended 31,720 trial plan offers to its customers as of Sept. 30, 2009.

Corporate and Other

GMAC’s corporate and other segment reported a third quarter 2009 pre-tax loss from continuing operations of $692 million, compared to a pre-tax loss from continuing operations of $384 million in the comparable prior year period.  The main drivers of the loss in the quarter were an original issue discount amortization expense related to the December 2008 bond exchange and an additional loss provision on resort finance assets in the commercial finance business.

Outlook

GMAC continues to focus on finding solutions for certain legacy and non-strategic assets that are no longer part of the long-term strategic vision and represent barriers to restoring financial health.

Additionally, the company continues to work toward reducing structural costs to optimize returns.  Key components of the cost reduction plan include streamlining operations in line with business expectations and rationalizing non-core and non-strategic activities.  GMAC has begun to execute plans toward this initiative, such as signing the agreement to sell the U.S. consumer property and casualty insurance business and classifying certain international automotive financing operations as discontinued operations.

Going forward, GMAC will continue to focus on its core competencies, including automotive-related products and services.  The company is working to increase competitiveness in these areas and offer value to its customers.

GMAC also continues to execute its five core strategies:

▪	Transition to and meet all bank holding company requirements
▪	Strengthen liquidity and capital position by shifting largely to a deposit-funded institution
▪	Build a world-class organization
▪	Expand and diversify customer-focused revenue opportunities
▪	Drive returns by repositioning risk profile and maximizing efficiencies

About GMAC Financial Services

GMAC is a bank holding company with 15 million customers worldwide.  As a global, independent financial services institution, GMAC’s diversified business operations include automotive finance, mortgage operations, insurance, commercial finance and online banking.  As of Sept. 30, 2009, the company had approximately $178 billion in assets. Visit the GMAC media site at http://media.gmacfs.com for more information.
# # #

Forward-Looking Statements

In this earnings release and related comments by GMAC Inc. (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and Residential Capital, LLC’s (“ResCap”) actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability; uncertainty regarding GM’s and Chrysler’s recent emergence from bankruptcy protection; uncertainty related to the new financing arrangement between GMAC and Chrysler; securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and GM, and GMAC and Chrysler; our ability to maintain an appropriate level of debt and capital; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company, and the increased regulation and restrictions that we are subject to; continued challenges in the residential mortgage and capital markets; the potential for deterioration in the residual value of off-lease vehicles;  the continuing negative impact on ResCap of the decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC, GM or Chrysler; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.  Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Gina Proia
646-781-2692
gina.proia@gmacfs.com

Christopher McNamee
917-369-2389
christopher.mcnamee@gmacfs.com

GMAC Financial Services Preliminary Unaudited Third Quarter 2009 Financial Highlights
($ in millions)
		3Q	3Q	YTD	YTD
Summary Statement of Income	Note	2009	2008	2009	2008
Revenue
Consumer		$1,211	$1,687	$3,803	$5,267
Commercial		424	597	1,317	1,853
Loans held-for-sale		160	246	441	918
Operating leases		1,454	2,027	4,690	6,097
Interest and dividends on investment securities		113	125	287	486
Other interest income		55	269	175	923
Total financing revenue and other interest income		3,417	4,951	10,713	15,544
Interest expense
Deposits		178	179	535	533
Short-term borrowings		104	425	386	1,522
Long-term debt		1,555	2,084	5,025	6,487
Other		62	192	179	338
Total interest expense		1,899	2,880	6,125	8,880
Depreciation expense on operating lease assets		944	1,472	3,154	4,307
Impairment of investment in operating leases		0	93	0	808
Net financing revenue		574	506	1,434	1,549
Other revenue
Servicing fees		384	441	1,191	1,377
Servicing asset valuation and hedge activities, net		(110)	(261)	(710)	(36)
Net loan servicing income		274	180	481	1,341
Insurance premiums and service revenue earned		582	791	1,697	2,352
Gain (loss) on mortgage and automotive loans, net		194	25	128	(1,674)
Gain on extinguishment of debt		10	59	667	1,164
Other gain (loss) on investments, net		216	(396)	297	(846)
Other income, net of losses		259	35	67	64
Total other revenue		1,535	694	3,337	2,401
Total net revenue		2,109	1,200	4,771	3,950
Provision for loan losses		704	1,099	2,708	2,345
Noninterest expense
Compensation and benefits expense		441	573	1,248	1,699
Insurance losses and loss adjustment expenses		335	423	984	1,310
Other operating expenses		1,592	1,728	3,830	4,149
Impairment of goodwill		0	16	0	16
Total noninterest expense		2,368	2,740	6,062	7,174
Loss from continuing operations before income tax expense		(963)	(2,639)	(3,999)	(5,569)
Income tax (benefit) expense from continuing operations		(292)	(101)	681	72
Net loss from continuing operations		(671)	(2,538)	(4,680)	(5,641)
Net (loss) income from discontinued operations, net of tax		(96)	15	(665)	47
Net loss		($767)	($2,523)	($5,345)	($5,594)

			Sep 30,	Dec 31,	Sep 30,
Select Balance Sheet Data			2009	2008	2008
Cash and cash equivalents			$14,225	$15,151	$13,534
Loans held-for-sale			14,963	7,919	11,979
Finance receivables and loans, net	1
Consumer			53,845	63,963	72,925
Commercial			33,607	36,110	39,497
Investments in operating leases, net	2		18,867	26,390	30,628
Total assets			178,254	189,476	211,327
Total debt	3		102,041	126,321	160,631

		Third Quarter		Nine Months
Operating Statistics		2009	2008	2009	2008
GMAC's Worldwide Cost of Borrowing	4	5.90%	6.01%	6.17%	5.99%

Tier 1 Capital	5	$23,795	N/A
Tier 1 Common Capital	5	10,008	N/A
Total Risk-Based Capital	5	26,127	N/A
Tangible Common Equity	5	10,468	N/A

Tangible Assets	5	177,568	N/A
Risk-Weighted Assets	5,6	165,181	N/A

Tier 1 Capital Ratio	5	14.41%	N/A
Tier 1 Common Capital Ratio	5	6.06%	N/A
Total Risk-Based Capital Ratio	5	15.82%	N/A

Tangible Common Equity / Tangible Assets	5	5.90%	N/A
Tangible Common Equity / Risk-Weighted Assets	5	6.34%	N/A

(1) Finance receivables and loans are net of unearned income
(2) Net of accumulated depreciation
(3) Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt
(4) Improvements in the calculation have been made to more accurately reflect the cost of borrowings ... Calculated by dividing average interest expense by total average interest bearing liabilities
(5) GMAC was not a bank holding company in the third quarter of 2008 and therefore was not subject to the related capital requirements
(6) Risk-weighted assets are determined by allocating assets and specified off-balance sheet financial instruments into six weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk. The company's Sept. 30, 2009 preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $146 billion and derivative and off-balance sheet risk-weighted assets of $19 billion

Numbers may not foot due to rounding

GMAC Financial Services Preliminary Unaudited Third Quarter 2009 Financial Highlights    (Continued)
($ in millions)
		Note	Third Quarter		Nine Months
GMAC Automotive Finance Operations			2009	2008	2009	2008

NAO	Income (loss) from continuing operations before income tax expense		$345	($323)	$892	($1,036)
	Income tax expense (benefit) from continuing operations		$31	($73)	$942	($86)
	Net income (loss) from continuing operations		$314	($250)	($50)	($950)

IO	Income (loss) from continuing operations before income tax expense		$50	($56)	$64	$243
	Income tax expense (benefit) from continuing operations		$33	($24)	$174	$29
	Net income (loss) from continuing operations		$17	($32)	($110)	$214

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		229	393	479	1,268
	Dollar amount of contracts originated		$6,185	$10,581	$13,176	$34,029
	Dollar amount of contracts outstanding at end of period	7	$43,906	$59,176
	Share of new GM retail sales		32%	42%	26%	45%
	Share of new Chrysler retail sales		17%	N/A	N/A	N/A

	Dollar amount of GM wholesale outstanding at end of period		$10,892	$19,662
	GM wholesale penetration at end of period		74%	81%
	Dollar amount of Chrysler wholesale outstanding at end of period		$3,347	$534
	Chrysler wholesale penetration at end of period		70%	N/A

	Mix of retail & lease contract originations (% based on # of units):
	New		82%	75%	81%	75%
	Used		18%	25%	19%	25%

	GM subvented (% based on # of new units)		69%	86%	72%	80%
	Chrysler subvented (% based on # of new units)		38%	N/A	34%	N/A

	Average original term in months (U.S. retail only)		66	65	64	63

	Off-lease remarketing (U.S. only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced	8,9	$17,701	$13,207	$15,720	$13,712
	Off-lease vehicles terminated - Serviced (# units)	9	86,683	108,063	285,138	328,438
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet	8	$18,115	$13,108	$15,994	$13,648
	Off-lease vehicles terminated - On-balance sheet (# units)	10	60,016	59,238	186,372	161,996

IO	Number of contracts originated (# thousands)		107	161	304	543
	Dollar amount of contracts originated		$1,519	$2,755	$4,323	$9,502
	Dollar amount of contracts outstanding at end of period	11	$13,388	$18,306

	Mix of retail & lease contract originations (% based on # of units):
	New		95%	86%	94%	86%
	Used		5%	14%	6%	14%

	GM subvented (% based on # of units)		48%	37%	57%	40%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets	12	3.31%	1.90%	2.93%	1.71%
	Managed retail contracts over 30 days delinquent	12,13	4.36%	2.90%
	Serviced retail contracts over 30 days delinquent	13,14	4.08%	2.85%

IO	Annualized net charge-offs as a % of managed assets	12	3.24%	0.70%	1.90%	0.72%
	Managed retail contracts over 30 days delinquent	12,13	2.85%	2.57%

Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		4.16%	4.37%
	Repossessions as a % of average number of managed retail contracts outstanding	12	3.61%	2.65%	3.50%	2.57%
	Severity of loss per unit serviced - Retail	14
	New		$9,288	$11,760	$10,387	$10,919
	Used		$8,058	$9,269	$8,719	$8,710

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.64%	1.61%
	Repossessions as a % of average number of contracts outstanding		0.74%	0.69%	0.84%	0.69%

(7) Represents on-balance sheet assets, which includes $17.2 billion of lease assets and $8.5 billion of retail loans held for sale in 2009
(8) Prior period amounts based on current vehicle mix, in order to be comparable
(9) Serviced assets represent operating leases where GMAC continues to service the underlying asset
(10) GMAC-owned portfolio reflects lease assets on GMAC's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006
(11) Represents on-balance sheet assets including retail leases
(12) Managed assets represent on and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk
(13) Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.
(14) Serviced assets represent on and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

Numbers may not foot due to rounding

GMAC Financial Services Preliminary Unaudited Third Quarter 2009 Financial Highlights     (Continued)
($ in millions)
	Note	Third Quarter		Nine Months
Mortgage Operations		2009	2008	2009	2008

Loss from continuing operations before income tax expense		($747)	($1,949)	($3,929)	($4,615)
Income tax (benefit) expense from continuing operations		($154)	($18)	($480)	$65
Net loss from continuing operations		($593)	($1,931)	($3,449)	($4,680)

Gain (loss) on mortgage loans, net
Domestic		$209	$32	$561	($213)
International		18	(170)	(542)	(1,735)
Total gain (loss) on mortgage loans, net		$227	($138)	$19	($1,948)

Portfolio Statistics
Mortgage loan production
Prime conforming		$7,963	$6,766	$26,976	$34,391
Prime non-conforming		363	250	706	1,838
Government		7,099	4,138	19,419	9,873
Nonprime		0	0	0	3
Prime second-lien		0	86	0	872
Total Domestic		15,425	11,240	47,101	46,977

International		426	627	952	3,867
Total Mortgage production		$15,851	$11,867	$48,053	$50,844

Mortgage loan servicing rights at end of period		$3,243	$4,725

Loan servicing at end of period
Domestic		$ 353,252	$391,945
International		26,774	34,079
Total Loan servicing		$380,026	$426,024

Asset Quality Statistics - Mortgage Consolidated
Provision for credit losses by product
Mortgage loans held for investment		$407	$533	$1,597	$1,158
Lending receivables		(58)	118	319	256
Total Provision for credit losses		$349	$652	$1,915	$1,414

Allowance by product at end of period
Mortgage loans held for investment		$1,132	$975
Lending receivables		256	564
Total Allowance by product		$1,388	$1,539

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	15	5.59%	3.66%
Lending receivables		12.17%	12.95%
Total Allowance as a % of related receivables	15	6.21%	4.96%

Nonaccrual loans at end of period	15	$4,369	$5,747
Nonaccrual loans as a % of related receivables at end of period	15	19.55%	18.53%

Total nonperforming assets	16	$7,004	$8,493

		Third Quarter		Nine Months
GMAC Insurance Operations		2009	2008	2009	2008

Income from continuing operations before income tax expense		$81	$73	$206	$382
Income tax expense from continuing operations		$56	$2	$88	$81
Net income from continuing operations		$25	$71	$118	$301

Premiums and service revenue written		$451	$714	$1,275	$2,241
Premiums and service revenue earned		572	782	1,663	2,319
Combined ratio	17	101.6%	89.2%	99.0%	93.4%

Investment portfolio fair value at end of period		$5,244	$6,639
Memo: After-tax at end of period
Unrealized gains		$156	$104
Unrealized losses		(49)	(172)
Net unrealized gains (losses)		$107	($68)

(15) Excludes SFAS 159 & SFAS 140 assets
(16) Includes SFAS 159 assets
(17) Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income

Numbers may not foot due to rounding